Exhibit 10.4
BASIC EARTH SCIENCE SYSTEMS, INC.
DIRECTOR COMPENSATION PLAN
Effective April 1, 2007
I. GENERAL PROVISIONS
     1.1 Purpose The purpose of this Basic Earth Science Systems, Inc. Director Compensation Plan (this “Plan”) is to attract and retain qualified individuals who are not employed by Basic Earth Science Systems, Inc., or its subsidiaries, (the “Company”) to serve as directors on the Company’s Board of Directors (each a “Director” and collectively, the “Directors”). Each Director is expected to remain as a member of the Company’s Board of Directors for his or her entire term and carry out, to the best of his or her abilities, the duties of his or her position along with any committee chairmanship and/or committee member assignments. This Plan is intended to align the interests of such Directors with those of the Company’s stockholders by providing that a significant portion of such Directors’ compensation is directly linked to increases in the value of the Company’s common stock, par value $0.001 per share (the “Common Stock”).
     1.2 Eligible Participants Each Director that is not an employee of the Company and is “independent” as that term is defined in the rules and regulations of the NYSE Amex LLC (formerly known as the American Stock Exchange) shall be eligible for compensation under this Plan.
     1.3 Plan Administration, Amendment and Interpretation This Plan shall be administered by the Compensation Committee of the Board of Directors, which shall have the power to interpret this Plan and amend it from time to time as it deems proper. The determination, interpretations and other actions of the Compensation Committee pursuant to the provisions of this Plan shall be binding and conclusive for all purposes and on all persons.
II. ANNUAL RETAINER AND MEETING FEES
     2.1 Annual Retainer Each Director shall be entitled to receive an annual retainer consisting of (a) $16,000 payable in cash and (b) restricted stock having a value as of the date of grant of approximately $36,000 (together, the “Annual Retainer”). The cash portion of the retainer shall be paid to each Director no later than the first March 15th following the end of the year to which such Annual Retainer relates.
     2.2 Annual Restricted Stock Award As part of the Annual Retainer, each Director will receive an award of shares of restricted stock on April 1st of each year. The number of shares of restricted stock so granted each year will be determined by dividing $36,000 by the fair market value of the Common Stock. Fair market value of the Common Stock shall be the average of the closing price of the Common Stock (on the primary exchange on which the Common Stock is then traded) during the ten trading days immediately preceding each anniversary date of the restricted stock grant. A fractional share resulting from such calculation will be rounded to the nearest whole share. All grants of restricted stock shall also be subject to the terms and conditions set forth in Article III below.
     2.3 Retainer Fee for Committee Chairs Committee chairpersons of the Audit, Compensation and Nominating Committees shall be paid additional compensation of $5,500, $4,500 and $3,500 per year, respectively. Such payment shall be made on October 1st of each year to which the payment relates, payable in cash.
     2.4 Meeting Fees Each Director shall receive a fee of $2,000, payable in cash, for each quarterly regular meeting of the Board of Directors that he or she attends and each all-day special meeting of the Board of Directors that he or she attends. In addition, each Director shall receive a fee of $500, payable in cash, for each meeting of a committee of the Board of Directors and each half-day special meeting of the Board of Directors that he or she attends. No committee meeting fees are payable with respect to attendance by a Director at a committee meeting held in conjunction with a regular quarterly or all-day special meeting of the Board of Directors. Meeting fees shall be paid to each Director no later than the first March 15th following the end of the year in which the meeting to which the payment relates was held.
     2.5 Expense Reimbursement Each Director shall be reimbursed for his or her reasonable expenses incurred, if any, when attending meetings of the Board of Directors and committee meetings. Such reimbursements shall be paid to the Director no later than the first March 15th following the end of the year in which the meeting to which the reimbursement relates was held.
III. RESTRICTED STOCK AWARDS
     3.1 Annual Retainer Grants of Restricted Stock Awards As part of the Annual Retainer, at the close of business on April 1st of each year, each Director shall receive $36,000 payable in shares of restricted stock. The number of shares of restricted stock to be granted shall be determined in the manner provided in Section 2.2 of this Plan. In making yearly grants of restricted stock, the Board of Directors expects each Director, within three years of the date he or she becomes a member of the Board of Directors, to own an amount of common stock equal to one year of his or her average total board compensation. Common stock received from grants made hereunder may be used to meet this requirement.
     3.2 Restrictions, Terms and Conditions All shares of restricted stock granted under this Plan may not be sold, traded, assigned, transferred or otherwise encumbered unless and until the applicable restrictions are removed. Each Director granted restricted stock shall, notwithstanding the applicable restrictions on transfer, have the right to vote such shares and receive dividends and other distributions. The Company shall issue restricted stock to Directors receiving such annual grants in the form of three (3) stock certificates in amounts as nearly equal as is practicable to reflect the vesting schedule discussed below. Each certificate representing restricted stock granted to him or her shall bear two (2) legends; a) a restriction substantially similar to the statement immediately below:
          THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY SHALL NOT VEST UNTIL APRIL 1, _________. IN ADDITION, THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A RESTRICTED STOCK AGREEMENT DATED _________ WHEREBY VESTING OF OWNERSHIP OF THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SET FORTH AND A CORRESPONDING RISK OF FORFEITURE IS SET FORTH. A COPY OF SAID RESTRICTED STOCK AGREEMENT IS ON FILE AT THE REGISTERED OFFICE OF THE COMPANY WHERE IT MAY BE INSPECTED WITH PROPER AUTHORIZATION.
and b) a statement that the restricted stock is subject to resale restrictions by virtue of the fact that the shares have not been registered under the Securities Act of 1933, as amended, as substantially similar to the statement immediately below:
          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE

AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.
     3.3 Vesting and Risk of Forfeiture Each annual grant of restricted stock shall vest in installments as nearly equal as is practicable over a three (3) year period. Except as provided herein, if a Director’s participation as a member of the Board of Directors ceases or is terminated for any reason prior to the date the shares of restricted stock are fully vested, the unvested portion of the restricted stock shall be automatically forfeited and revert back to the Company and again shall become available for grant under this Plan. Forfeiture of shares will also result with respect to a Director who, without the Company’s written consent, becomes employed by, or provides services to, including, without limitation, serving on the board of directors of, a company substantially engaged in a business which is competitive to a principal business conducted by the Company.
     3.4 Removal of Restrictions All shares of restricted stock will become free of vesting restrictions and non-forfeitable on the date noted in each Director’s Restricted Stock Agreement. In addition, all shares of restricted stock granted to any Director will become vested and shall become non-forfeitable, upon the occurrence of any of the following:
(a)	the Director’s death or permanent disability,

(b)	the occurrence of a “Change of Control” as defined below.
A “Change of Control” is defined as: (i) the closing of any merger, combination, consolidation or similar business combination transaction involving the Company in which the holders of the Common Stock immediately prior to such transaction are not the holders of a majority of the ordinary voting securities of the surviving corporation in such transaction; (ii) the closing of any sale by the Company of all or substantially all of its assets to an acquiring corporation in which the holders of the Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring entity; or (iii) the closing of any sale by the holders of the Common Stock to someone other than a current holder of the Common Stock of an amount of the Common Stock that equals or exceeds a majority of the Common Stock outstanding immediately prior to such closing.
     3.5 Shares Subject to the Plan 207,276 shares of the Common Stock (the “Shares”) are authorized for issuance under this Plan in accordance with the provisions hereof and subject to such restrictions or other provisions as the Compensation Committee may from time to time deem necessary.
     3.6 Adjustments for Stock Split, Stock Dividend, Etc. If the Company shall at any time increase or decrease the number of its outstanding shares of the Common Stock or change in any way the rights and privileges of the Common Stock by means of the payment of a stock dividend or any other distribution payable in shares of the Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Common Stock, then in relation to the Shares that are affected by one or more of the above events, the numbers, rights and privileges of the Shares shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.
     3.7 Withholding The Company’s obligations to deliver shares of the Common Stock upon the vesting of any restricted stock award shall be subject to the Director recipient’s satisfaction of all applicable federal, state and local income and other tax withholding requirements.
IV. ADDITIONAL PROVISIONS
     4.1 The Compensation Committee shall have the complete and exclusive authority to terminate this Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board of Directors or the Compensation Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.
     4.2 The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem proper and in the best interest of the Company. No member of the Compensation Committee shall be liable for any action or determination made in good faith, and all members of the Compensation Committee shall, in addition to their rights as Directors, be fully indemnified by the Company with respect to any such action, determination or interpretation in respect of this Plan.
     4.3 The Board of Directors intends that, except as may be otherwise determined by the Compensation Committee, any payment to be made pursuant to this Plan is either exempt from or satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income or penalty taxes, thereunder. If the Compensation Committee determines, in its sole discretion, that any payment to be made pursuant to this Plan is or would be subject to any taxes, including additional income or penalty taxes, under Section 409A, unless the Compensation Committee expressly determines otherwise, such payment shall not be made and the related provisions of this Plan will be deemed modified or, if necessary, rescinded in order to render the payment not subject to any taxes, including additional income or penalty taxes, under Section 409A to the extent determined by the Compensation Committee without the consent of, or notice to, the recipient of such payment.
     4.4 This Plan shall be governed by and subject to the laws of the State of Delaware and applicable federal laws.